Exhibit 99.1

Filed by The Williams Companies, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934

Subject Company: The Williams Companies, Inc.
Commission File No. 001 — 04174

The Williams Companies, Inc.
Registration Statement on Form S-4
Registration No. 333-119077

The following press release was issued on October 19, 2004 by The Williams Companies, Inc.:

News Release		(Williams Logo)

NYSE:WMB

Date:	Oct. 19, 2004

Williams Announces Results of Exchange Offer For FELINE PACS
Exchange To Reduce Company Debt by Approximately $827 Million

TULSA, Okla. – Williams (NYSE:WMB) today announced the final results of its offer to exchange up to 43.9 million of its FELINE PACS in the form of Income PACS for one (1.0000) share of Williams common stock plus $1.47 in cash for each validly tendered and accepted Income PACS. The exchange offer expired at 5 p.m. Eastern on Monday, Oct. 18, 2004.

Williams has been advised by the exchange agent that approximately 33.1 million Income PACS, or about 75 percent of the 44.0 million issued and outstanding Income PACS, had been tendered as of the expiration of the exchange offer, all of which were accepted for exchange by Williams.

The level of acceptance on the exchange offer is expected to reduce Williams’ overall debt by approximately $827 million.

In accordance with the terms of the exchange offer, Williams plans to exchange an aggregate of 33.1 million shares of its common stock and $48.6 million of cash for the accepted Income PACS. The consideration for the accepted Income PACS will be delivered promptly to tendering holders by the exchange agent.

Merrill Lynch, Pierce, Fenner & Smith, Inc. acted as lead dealer manager. Citigroup Global Markets Inc. and Banc of America Securities LLC acted as co-dealer managers. D.F. King & Co., Inc. acted as the information agent. JPMorgan Chase Bank acted as the exchange agent for the offer.

In association with the exchange, the company expects to record a pretax charge to earnings of approximately $25 million in the fourth quarter.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Travis Campbell

Williams (investor relations)

(918) 573-2944

Richard George

Williams (investor relations)

(918) 573-3679

Courtney Baugher

Williams (investor relations)

(918) 573-5768

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.